Exhibit 10.17

PACIFIC ETHANOL, INC.

POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

(March 29, 2018)

This Policy for Recoupment of Incentive Compensation of Pacific Ethanol, Inc. (the “Company”) will be implemented in accordance with the rules of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”). Unless the rules of the SEC and NASDAQ dictate otherwise, this Policy shall apply to all incentive compensation, including any cash or equity incentive compensation, awarded or paid after March 29, 2018 to any “executive officer” of the Company (as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended, and including, without limitation, each “named executive officer” under Item 402 of Regulation S-K) (each, an “Executive Officer”). The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will administer this Policy.

If the Company’s financial statements are required to be restated, regardless of cause, including, without limitation, due to: (i) material noncompliance with any financial reporting requirements under the federal securities laws, (ii) an error, miscalculation or omission, or (iii) the commission of an act of fraud or other misconduct, including dishonesty, unethical conduct or falsification of the Company’s records, then the Compensation Committee shall, on behalf of the Company and to the extent legally possible, recoup any incentive compensation awarded or paid to any Executive Officer during the Recoupment Period (as defined below). The amount of incentive compensation subject to recoupment shall be the amount of incentive compensation received that exceeds the amount of incentive compensation that otherwise would have been received by a current or former Executive Officer had it been determined based on the accounting restatement, and shall be computed without regard to any taxes paid.

For the avoidance of doubt, this Policy shall apply even if the Executive Officer did not engage in any misconduct and even if the Executive Officer had no responsibility for the financial statement errors, miscalculations, omissions or other reasons requiring restatement.

The Company shall recoup erroneously awarded incentive compensation in compliance with this Policy except to the extent that it would be impracticable to do so. Recoupment would be impracticable only if the Compensation Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped. Before concluding that it would be impracticable to recoup any amount of erroneously awarded incentive compensation based on expense of enforcement, the Company must first make a reasonable attempt to recoup the erroneously awarded incentive compensation.

The “Recoupment Period” shall be the three (3) year period commencing from the date of the financial statement required to be restated; and if more than one financial statement is required to be restated, the date of the earliest dated financial statement.

The Company shall not indemnify or agree to indemnify any Executive Officer against the loss of any erroneously awarded incentive compensation.

As a condition to receive any incentive compensation award, each Executive Officer must sign an acknowledgment stating the Executive Officer’s obligation to repay the compensation subject to recoupment, and waiving any right of indemnification by the Company.